Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

November 18, 2021

News Media & Financial Analyst Contact:

George Boyan

EVP & Chief Financial Officer

(908) 713-4565

Unity Bancorp Announces 11% Increase in Fourth Quarter Cash Dividend, Up 25% from Prior Year

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has declared a cash dividend of $0.10 per common share. Such dividend is payable on December 31, 2021, to shareholders of record as of December 17, 2021.

This represents an 11% increase from the $0.09 dividend per common share paid in the prior quarter, and a 25% increase from the $0.08 dividend per common share paid in March 2021. The estimated dividend payout ratio is approximately 10% based on Unity’s September 30, 2021 quarterly results.

“2021 has been a remarkable year for Unity Bank as we continue to bounce back from the effects of the ongoing pandemic,” said Unity Bank President & CEO James A. Hughes. “We are thrilled to share our record earnings with the bank’s shareholders by announcing the second increase in cash dividends paid in 2021.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $2.0 billion in assets and $1.7 billion in deposits. Unity Bank, the company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its 19 retail service centers located in Bergen, Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, and the impact of COVID-19 on the Bank, its employees and customers, among other factors.